               AGREEMENT TO PROVIDE MANAGEMENT SERVICES

                      TO A LONG TERM CARE FACILITY

                     AGREEMENT TO PROVIDE MANAGEMENT
                   SERVICES TO A LONG TERM CARE FACILITY


     This Agreement made as of this 27th day of June, 1996, between SERVICEMASTER DIVERSIFIED HEALTH SERVICES, L.P., a
Tennessee limited partnership (hereinafter referred to as "Manager"), and EMERITUS CORPORATION, a Washington corporation (hereinafter referred to as "Owner").

     WHEREAS, Owner is the lessee of a long term care facility located at 200 Heritage Way Hendersonville, NC 28791 (the "Facility"); and

     WHEREAS, Owner wants someone to manage the Facility on its behalf;

     WHEREAS, Manager is experienced and qualified in the field of health care management

     WHEREAS, Owner has determined that Manager's price is economical in light of the range of services which it provides; and

     WHEREAS, Manager is willing to operate the Facility on Owner's behalf, pursuant to the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenant; herein contained, IT IS AGREED AS FOLLOWS:

     I. Management and Consulting Responsibilities of Manager: Owner hereby engages Manager and Manager hereby accepts such engagement and agrees to provide management consulting and advisory services to Owner in connection with the operation of the Facility, upon the terms and conditions set forth in this Agreement. By entering into this Agreement, Owner does not delegate to Manager any powers, duties or responsibilities which it is prohibited by law from delegating. Owner also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement. Subject to the foregoing, Manager shall provide the following services:


         A. Operational Policies and Forms: Manager shall implement operational policies and procedures and develop such new policies and procedures as it deems necessary to insure the establishment and maintenance of operational standards appropriate for the nature of the Facility.

         B. Charges: Consistent with the operating budget developed by Manager and approved by Owner pursuant to Paragraph I(L), Manager shall establish the schedules of recommended charges including any and all special charges for services rendered to the patients at the Facility. Owner shall have the right to review the charge schedules established by Manager.

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

         C. Information: Manager shall develop any informational material, mass media releases, and other related publicity materials, which it deems necessary for the operation of the Facility. Owner shall have the right to review and approve all such materials.

         D. Regulatory Compliance: Manger, with the assistance of Owner if requested by Manager, shall use its best efforts to maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority for the operation of the Facility, including without limitation certification of the Facility as a provider of services under Titles XVIII (Medicare) and XIX (Medicaid) of the Social Security Act, and to manage the operations of the Facility in full compliance with all applicable laws and regulations.

         E. Equipment and Improvements: Manager shall advise Owner as to equipment and improvements which are needed to maintain or upgrade the quality of the Facility and said equipment, to replace obsolete or run-down equipment or to correct any other survey deficiencies which may be cited during the term of this Agreement. Owner shall review and act upon Manger's recommendations as expeditiously as possible. Manager shall not be liable for any cost or liability which Owner may incur in the event Owner disregards Manger's recommendations. Manager shall make all necessary and approved repairs, replacements and maintenance within the budgetary limits set forth I the annual capita budget prepared by Manager pursuant to Paragraph I(L) and in a workmanlike and lien free manner.

         F: Accounting: Manager shall provide home office and accounting support to the Facility. All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles and shall not materially distort income or loss. In addition, Manger shall maintain all of the Facility books and records in such manner as may be required to ensure that Owner is able to prepare or cause to be prepared its applicable local, state, and federal tax returns in accordance with the requirements of law, it being understood and agreed that Owner, and not Manger, shall be obligated to prepare or cause to be prepared all such tax returns. Manager shall also prepare and timely file all necessary cost reports for the Facility in order to seek the maximum amount of Medicare and Medicaid reimbursement available to it at law.
The taxes and any reimbursement obligations due to Medicare and/or
Medicaid shall be deemed to be Facility operating expenses and shall be paid out of the revenues of the Facility or the working capital provided by Owner.

         G: Reports: Manager shall prepare and provide to the Owner any reasonable operational information which may from time to time be specifically requested by Owner, including any information needed to assist Owner in completing its tax returns and in complying with any reporting obligations imposed by any mortgagees. In addition, (i) within twenty-


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eight (28) days after the end of each calendar month, Manger shall provide
Owner with an unaudited balance sheet of the Facility, dated the last day of such month, and an unaudited statement of income and expenses for such month relating to the operation of the Facility and (ii) within forty-five (45) days after the end of the fiscal year o the Facility, Manger shall provide Owner with unaudited financial statements including a balance sheet of the Facility, dated the last day of said fiscal year, and a statement of income and expense for the year then ended relating to the operation of the Facility. Manger will cooperate with Owner in cross-referencing Owner's chart of accounts.

         H. Bank Accounts: Manager shall, on behalf of Owner, establish and maintain a checking account in the name of Owner doing business under the name of the Facility and shall deposit therein all money received during the term of this Agreement in the course of the operation of the Facility; provided, however, that during the term hereof, withdrawals and payments from this account shall be made only on checks signed by a person or persons designated by Manager and Owner. Owner shall be given notice as to the identity of said authorized signatories. Withdrawals from this account shall be made in the order of priority set forth in Section X.(B) below. In the event the revenues generated by the Facility are at any time insufficient to pay all of the expenses associated with its operation and to pay
Manager's "Base Fee" (as that term is defined below), Owner shall, within five (5) days of its receipt of a written demand by Manager, deposit in the Facility bank account sufficient funds to satisfy the then working capital needs of the Facility. The amounts so advanced shall be deemed to be loans by Owner (the "Owner Loans") to the Facility and shall be repaid by Manager from future Facility revenues in accordance with the provisions of Section IX hereof.


          I. Personnel: Manager shall recruit, employ, train, promote, direct, discipline, suspend and discharge Facility personnel; establish salary levels consistent with the amounts reflected in the operating budget prepared by Manager and approved by Owner pursuant to Paragraph (L); and establish employee performance standards, all as needed during the term of this Agreement to ensure the efficient operation of all departments within and services offered by the Facility. Excluding the Facility administrator, all of the Facility personnel, including the Facility Medical Director, shall be the employees of Owner and, accordingly, shall be subject to Owner's employee benefit plans and personnel policies and procedures; provided, however, that Manager may be responsible for all payroll related services, including the issuance of payroll checks and assisting Owner with the filing of payroll tax returns. The Facility administrator, the Facility Medical Director and all department heads shall be subject to the prior written approval of Owner. Owner is responsible for all compensation and other employee benefits, of any nature, associated with Manager's employment of the administrator, to the extent such amounts have been approved by Owner as part of the annual operating budget, and shall promptly reimburse Manager therefor.

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

        J. Supplies and Equipment: Manager shall have the authority to purchase, on behalf of Owner, supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the annual operating budget prepared by Manager and approved by Owner pursuant to Paragraph I(L). To the extent available, and subject to applicable law, Manager will offer Owner participation in Manager's national purchasing contracts. Owner consents to and authorizes Manager's purchase of required supplies and equipment from Manger's affiliates, provided that the prices to be paid to any such affiliate are comparable to the prices which would be available to Owner from non-affiliate suppliers in the marketplace. Any purchasing agreement or lease of capital equipment that will obligate Owner beyond the Term, shall be subject to approval of Owner.

         K. Legal Proceedings: Manager shall coordinate all legal matters and proceedings with Owner's counsel.

        L. Budgets: The Facility shall be operated on a fiscal year of January 1 through December 31. Within forty-five (45) days after the commencement of the term of the Agreement and within forty-five (45) days prior to the start of each fiscal year commencing with fiscal 1997 (if applicable), Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld, an annual operating budget, an annual capital expenditure budget, and an annual cash flow projection. In the event a budget has not been agreed upon by the beginning of the fiscal year, the budget in effect for the prior fiscal year shall continue in effect until the new budget is agreed upon. Thereafter, any expenditures made during the year pursuant to said budgets and/or any expenditures on an item-by-item basis exceeding by no more than l0% the amounts set forth therein for the applicable expense item (the "Budget Threshold") may be made without Owner's prior approval. Any unbudgeted expenditures and/or any expenditures in excess of the Budget Threshold shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld. Manager shall be allowed to make emergency expenditure or expend money for matters outside the budget plus ten percent (l0%) to preserve licensure and/or certification of the facility and the health and safety of patients so long as said expenditures are promptly explained in writing to Owner, to Owner's reasonable satisfaction, fifteen (15) days following the date said expenditure is made.

        M. Collection of Accounts: Manager shall issue bills and collect accounts and monies owed for goods and services furnished by the Facility, including, but not limited to, enforcing the rights of Owner and the Facility as creditor under any contract or in connection with the rendering of any services; provided, however, that any expenses incurred by Manager in so doing shall be treated as Facility operating expenses, which shall be payable out of Facility funds deposited in the bank account described in Section I(H).



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

        N. Ancillary Services: Manager shall provide ancillary and Medicare Part B type services and products at Manager's option with all said products and services being billable to Medicare or third parties. No such products or services shall be billable to the Facility except as billable to (and collectible from) Medicare or other third parties by the Facility.

    II. Insurance: Owner shall maintain insurance covering all risks normally insured by nursing homes, including (i) comprehensive general liability in adequate amounts as determined by Owner but no less than the amount of One Million Dollars ($ 1,000,000) per occurrence and Three Million
Dollars ($3,000,000) in the aggregate, (ii) professional liability coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, and (iii) statutorily required coverage, including workers' compensation, as provided below, with respect to employees of the Facility other than Manger's employees. All liability policies shall name Manager as a co-insured and ServiceMaster Diversified Health Services, Inc. And the ServiceMaster Company, Limited Partnership, as additional insureds and shall not be cancelable except on thirty (30) days prior notice to Manager. Owner shall also maintain casualty insurance covering normal hazards to the Facility at not less than eighty percent (80%) replacement value of all permanent structures. Manager shall obtain, at its expense, workers' compensation and other statutorily required coverage with respect to its own employees. Owner shall provide workers' compensation and other statutorily required coverage for its employees. Manager and Owner may agree that some or all of the foregoing insurance may be obtained through policies obtained by Manager, in which event Owner shall be named as a co-insured.

    III. Proprietary Interest: The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same are to remain the property of Manager and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired by Owner, exceptas authorized by Manager.

    IV. Term of Agreement: The term of this Agreement shall commence on July 1,1996 (the "Commencement Date"), and shall continue for a period of three (3) years thereafter, unless sooner terminated (i) due to the fact that 50% or more of the Facility is damaged or destroyed or taken by condemnation proceedings or otherwise, whether Owner elects to rebuild or repair or (ii) upon the occurrence of an Event of Default or (iii) by Health Care Property Investors, Inc. ("HCPI"), as the owner of the Facility, in the event of the termination of the lease under which Owner operates the Facility upon the occurrence of an event of default thereunder. Owner shall have the option to extend the term of this Agreement for five (5) successive one (1) year periods, which extension right shall be exercisable by written notice delivered to Manager not later than ninety (90) days prior


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

to the commencement of each such one (1) year extension. Any such option to extend shall be subject to the consent of Manager which shall be given or denied within ten ( 10) days following receipt of Owner' s written notice. If Manager fails to notify Owner within said ten ( I 0) day period, Manager shall be deemed to have given its consent to said extension.

    V. Default: Either party may terminate this Agreement, as specified in this Section V, in the event of a default ("Event of Default") by the other party.

        (a) With respect to Manager, it shall be an "Event of Default" hereunder:

              (i) If Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such default shall continue for a period of thirty 30) days after notice thereof shall have been given to Manager by Owner, which notice shall specify the event or events constituting the default; provided, however, that if any such failure by Manager has caused or threatens to cause any injury to the life or safety of any of the patients and/or employees of the Facility which may result in the revocation of the Facility's operating license, there shall be no cure period provided to Manager hereunder and Owner shall have the right to immediately terminate this Agreement upon written notice to Manager; or

              (ii) If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager, a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager, of all or a substantial part of its assets.

          (b) With respect to Owner, it shall be an Event of Default hereunder:

             (i) If Owner shall fail to make or cause to be made any payment to Manager required to be made hereunder (other than its working capital obligation), and such failure shall continue for a period of thirty (30) days;

             (ii) If Owner shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice, which notice shall specify an event or events constituting the default thereof by Manager to Owner; provided, however, that in the case of Owner's failure to provide necessary working capital upon demand by Manager, it shall be deemed to be an Event of Default hereunder if the same is not paid within ten ( 10) days of Manager's initial demand therefor without any further notice from Manager being required;

             (iii) If Owner shall fail to make payments, or keep any covenants, owing to any third party which are beyond the control of Manager to make or keep, and which would cause Owner to lose possession of the Facility or any personal property which would be required to operate the Facility in the normal course; or

        (iv) If Owner shall be dissolved (other than as a result of a transfer of the ownership of the Facility to a limited partnership in which Owner's shareholders are general and/or limited partners) or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit or creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner of all or a substantial part of its assets.

    VI. Remedies Upon Default:

         (a) If any Event of Default by Owner shall occur, Manager may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and neither party shall have any further obligations whatsoever under this Agreement, but Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to the date of termination.

        (b) If any Event of Default by Manager shall occur, Owner may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and neither party shall have any further obligation whatsoever under this Agreement; provided, however, that Manager shall immediately be entitled to receive payment of all amounts theretofore unpaid but earned to date of termination, subject to Owner's right to receive payment of damages from Manager, the amount of which damages shall not exceed the aggregate amount of all "Management Fees" (as that term is defined below) paid to Manager through the date of the occurrence of the Event of Default; provided, however, said limitation on damages shall not apply as a limitation on the indemnity obligations of Manager as set forth in Section XXII below.




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

     VII. Owner's Inspection: During the term hereof, Owner shall have the right, upon request and at reasonable times, to inspect the Facility and to inspect and/or audit all books and records pertaining to the operation thereof.

     VIII. Facility Operations:

          A. No Guarantee of Profitability: Manager does not guarantee that operation of the Facility will be profitable, but Manager shall use its best efforts to operate the Facility in as cost efficient and profitable a manner as possible.

         B. Standard of Performance: In performing its obligations under this Agreement, Manager shall use its best efforts and act in good faith and with professionalism in accordance with acceptable and prevailing standards of health care and the policies adopted by, and resources available to, the Facility.

          C. Force Majeure: Manager will not be deemed to be in violation of this Management Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, lack of the Owner's financial resources, or any statute, regulation or rule of federal, state or local government or agency thereof.

     IX. Withdrawal of Funds by Owner; Minimum Bank Balance:

          Owner may withdraw the then accumulated operating cash surplus
(as determined by Owner and Manager) from the Facility bank account in excess of Five Thousand Dollars ($5,000.00). Owner shall maintain such minimum balance in the bank account, if any, as Owner and Manager deem to be appropriate to effectively and efficiently operate the Facility, which minimum balance may be zero if Owner and Manager agree to sweep said account on a daily basis, Manager shall advise Owner within ten ( 10) days in the event there is a surplus cash balance in the Facility bank account.


     X.   Distribution of Facility Revenues: Management Fee:

          A. Management Fee. In consideration for the services provided hereunder, Manager shall receive, on a monthly basis, the amounts identified in Section X. (B) below to be distributed to Manager in accordance with the priority of distribution set forth therein (collectively, the "Management Fees").

          B. Distribution of Facility Revenues. The "gross revenues" (as defined below) generated each month by the Facility shall be computed and distributed monthly commencing one (1) month following the Commencement Date in the following order of priority:

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

             (i) First, to pay to Manager an amount equal to three percent (3%) of all such gross revenues (the "Base Fee");

             (ii) Second, to pay all costs and expenses incurred said month with respect to the ownership and operation of the Facility, including without limitation, all rent and additional rent due under the Lease with HCPI, but excluding all federal, state and local taxes which are assessed based on the revenues derived from the operations at the Facility;

              (iii) Third, to pay to Owner a twelve percent ( 12%) per annum cumulative return on Owner's initial investment in the Facility, which investment is equal to Four Hundred Ninety-Six Thousand Five Hundred Eighty-Three Dollars ($496,583.00);

              (iv) Fourth, to pay to Manager an amount equal to fifty percent (50%) of all "net income" (as that term is defined below), after payment of the foregoing distributions (the "Additional Fee"); provided, however, the total of the Base Fee and the Additional Fee shall not exceed five percent (5%) of the total gross revenues generated by the Facility for said month; and

              (v) Fifth, all remaining net income following the distributions of the foregoing sums, shall be distributed twenty percent (20%) to Manager
(the "Residual Fee") and eighty percent (80%) to Owner.

        For purposes hereof, (a) the term "gross revenues" shall mean all revenues received each month from the operations at the Facility, but shall specifically excluding the proceeds from the sale of any Facility equipment and any insurance and condemnation proceeds and (b) the term
"net income" shall mean all gross revenues less those amounts paid each month which are referred to in subparagraphs "(i)", "(ii)" and "(iii)" of
Section X. (B) above.

        C. Proration of Fee. If the services of Manager commence or terminate (for any reason, including those set forth in Paragraph V) other than on the first day of the month, the Base Fee and the Additional Fee reflected above shall be prorated in proportion to the number of days for which services are actually rendered. The Residual Fee shall not be subject to proration but shall only be due and payable if this Agreement has been in effect for the full month to which said Residual Fee relates.


        E. Payment of Fee. The Base Fee and the Additional Fee provided for herein shall be disbursed by Manager to itself out of the Facility bank account in the order of priority reflected in Section I(H). The Residual Fee shall be payable by Owner to Manager monthly within fifteen (15) days following Owner's receipt of Manager's monthly financial report as provided for in Section I. (G) above, it being understood and agreed that

Manager shall have no right to pay the same to itself from the Facility bank account unless specifically authorized to do so in writing by Owner.

         F. Distributions to Owner. Owner shall be permitted to withdraw from the Facility operating account any amounts owed to it in accordance with the foregoing priority of distributions.


    XI. Manager's Designated Representative. In any situation in which, pursuant to the terms of this Agreement, Manager shall be required or permitted to take any action with respect to Owner, give any report or make any request to or of Owner, Manager shall act by and through "Manager's Representative" (as defined below) and Owner shall be permitted to rely on any such approval or action so taken by the Manager's Representative as an approval or action taken by the Manager hereunder.
The "Manager's Representative" shall mean and refer to Judy Ullery or such other individual as shall be designated by Manager and approved by Owner as provided below. In the event Manager at any time wishes to replace the then current Manager's Representative whichhas been approved by Owner, Manager shall notify Owner in writing of the proposed replacement and provide such information as Owner shall reasonably request regarding the qualifications and experience of said replacement. In the event Owner disapproves of Manager's designated replacement and Owner and Manager are unable to agree on an alternative replacement, Owner shall have the right to terminate this Agreement by written notice to Manager.

    XII. Assignment: This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Owner shall have the right to assign this Agreement without Manager's consent to a limited partnership in which the shareholders of Owner are general or limited partners and to which ownership of the Facility is transferred.

    XIII. Notices: All notices required or permitted hereunder shall be given in writing by hand delivery, by registered or certified mail, postage prepaid, by overnight delivery or by facsimile transmission (with receipt confirmed with the recipient). Notice shall be delivered or mailed to the parties at the following addresses or at such other places as either party shall designate in writing.

    To Manager:    ServiceMaster Diversified Health Services, L.P.
                            5050 Poplar Avenue, I 8th Floor
                            Memphis, Tennessee 38157
                            Attn. : President
                            Telephone: (901) 821-5533
                            Facsimile: (901) 761-5576

    To Owner:      Emeritus Corporation
                            3131 Elliott Avenue
                            Seattle, WA 98 I 21
                            Telephone: 800-429-4828
                            Facsimile: 206-301-4500

    XIV. Relationship of the Parties: The relationship of the parties shall be that of Owner and Independent Contractor and all acts performed by Manager during the term hereof as Manager of the Facility shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its successors and assigns on the one hand, and Manager, its successors and assigns on the other hand.

    XV. Entire Agreement: This Agreement contains the entire agreement between the parties and shall be binding upon and inure to the benefit of their successors and assigns, and shall be construed in accordance with the laws of the State of Washington. This Agreement may not be modified or amended except by written instrument signed by both of the parties hereto.

    XVI. Captions: The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

    XVII. Attorney's Fees: In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connection therewith, including reasonable attorney's fees.

    XVIII. Severability: In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

    XIX. Cumulative; No Waiver: A right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties thereto, as the case may be.

    XX. Authorization for Agreement: The execution and performance of this Agreement by Owner and Manager have been duly authorized by all necessary laws, resolutions or corporate action, and this Agreement constitutes the valid and enforceable obligations of Owner and Manager in accordance with its terms.


    XXI. Disclaimer of Employment of Facility Employees: No person employed by the Facility will be an employee of Manager, and Manager shall have no liability for payment of their wages, payroll taxes, and other expenses of employment, except that Manager shall have the obligation to exercise reasonable care in its management of the Facility and to apply available funds to the payment of such wage and payroll taxes. All such persons will be employees of the Facility or independent contractors or the employees of independent contractors, as appropriate under the terms of this Agreement.

    XXII. Indemnification: Except as provided in this Section XXII. below, Manager will have no liability whatsoever for damages suffered on account of and Owner agrees to indemnify and hold Manager entirely harmless from, the willful misconduct or negligence of any employee of Owner.
Manager hereby agrees to indemnify and hold Owner harmless from and against, any and all liability, loss, cost and/or expense which is determined by a court of competent jurisdiction to have arisen as a result of the active negligence or willful misconduct of Manager or any of its employees or agents. Notwithstanding the foregoing, each of the parties agree that prior to making a claim under the foregoing indemnity, the indemnified party agrees to first make a claim against any applicable insurance policy which is required to be maintain hereunder for the loss or damage incurred by the indemnified party. Based on said prior insurance claim, the foregoing indemnity shall apply only to the extent the indemnified party did not receive reimbursement from any available insurance proceeds.

    XXIII. Access of the Government to Books and Records: In the event the services provided hereunder have a 12-month cost or value of $10,000 or more (or such other amount as may hereafter be established by law):

        (a) Until the expiration of four years after the furnishing of services pursuant to this Agreement, Manager shall make available upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and books, documents and records that are necessary to certify the nature and extent of such costs.

         (b) If Manager or its affiliates carries out any of the duties of this Agreement through a subcontract, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to certify the nature and extent of such costs.


        (c) The parties agree that any applicable attorney-client or other legal privileges shall not be deemed waived by virtue of this Agreement.

    XXIV. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

    XXV. Non-Solicitation/No-Hire: Manager acknowledges and agrees that for a period of one hundred and twenty days ( 120) after the termination or expiration of the term of this Agreement, it will not, without Owner's prior written consent, directly or indirectly solicit the employment of or hire any of the employees of Owner associated with the operation of the Facility at anytime during the term hereof. Manager further acknowledges and agrees that in the event of a breach by Manager of its obligations hereunder, the damages suffered by Owner may be difficult to ascertain and accordingly Owner shall have the right to seek an injunction barring
Manager from any such violation or from any future violations of the terms of this Section XXV.

    IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed, as of the day and year first above written.


                [Signatures of the parties on following page]

OWNER:                                           EMERITUS CORPORATION


                                                 By: /s/ Raymond R. Brandstrom
                                                 -------------------------------
                                                 Its:  President


MANAGER:                                      SERVICEMASTER DIVERSIFIED
                                              HEALTH SERVICES, L.P.

                                              By: /s/ Joseph K. Piper
                                                ----------------------
                                              Its: Pres. Capital Serv.